Exhibit 99.1

June 8, 2022

Michael Mulligan
Chairman, Compensation Committee
Appian Corporation
7950 Jones Branch Drive
McLean, VA 22182

Dear Mike:

I have been informed that, at the recommendation of the Compensation Committee, the Board will be taking into consideration an award to me of an option to purchase 700,000 shares of Appian that will fully vest only if Appian’s share price rises to an average of $250 per share over a one-year period in the next eight years. The structure of the award is such that Appian’s shareholders will see a great benefit if the option vests and I obtain this additional compensation. If fully vested, the shareholders of Appian will see an increase of over $14 billion in their shareholding value at current share counts. Indeed, this option grant will mirror, in many ways, the option grants provided to me by the Board in 2019 and 2016 that called for a tripling of the per-share value of Appian before it vested. As you know, the prior option grants vested in the summer of 2018 and in early 2021.

While I greatly appreciate the additional compensation, I wish to inform the Board that I will donate 100% of the income from this award to charity.

I want to thank the Board for its consideration of the proposed award.

Sincerely,

/s/ Matt Calkins

Matt Calkins
Chairman & CEO
Appian Corporation